Galena Biopharma Appoints Stephen F. Ghiglieri as Executive Vice President and Chief Financial Officer

San Ramon, California, November 3, 2016— Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of hematology and oncology therapeutics that address unmet medical needs, today announced that Stephen F. Ghiglieri has been appointed as the Company’s Executive Vice President and Chief Financial Officer, effective immediately.

“Stephen has 30 years of senior level finance and operating experience, primarily in the life sciences industry, and has been intergral to the growth of numerous companies, from emerging stage through commercial approval and market launch,” said Mark W. Schwartz, Ph.D., President and Chief Executive Officer. “Stephen is a welcome addition to our management team as we restructure our organization and position ourselves for progressing our rich clinical pipeline. We are preparing to initiate a pivotal trial next year, and we look forward to providing a corporate update on the progress of all of our programs on our quarterly call next week.”

“I am excited to be joining Galena at this important time in the Company’s history. Galena is currently re-focusing its efforts with a backbone of valuable hematology and immunotherapy assets. I welcome the opportunity to join the team and provide guidance and leadership to help advance the company through its next stages of development. I believe we have the opportunity to build significant shareholder value by executing on a relatively lower risk clinical and regulatory development program with GALE-401 and supporting ongoing investigator and partner sponsored studies with our immunotherapy assets,” commented, Mr. Ghiglieri.

Stephen F. Ghiglieri joins Galena Biopharma with more than 30 years in senior level finance and operations roles at both biotechnology and technology companies. Prior to Galena Biopharma, Mr. Ghiglieri served as CFO of MedData Inc., a private equity backed healthcare services company that was sold to Mednax, a publicly traded national medical group.  Previously, he spent nearly 10 years at NeurogesX, ending his tenure as the Company’s Executive Vice President, Chief Operating Officer and CFO. Prior to that he served as the CFO of Hansen Medical, Inc., a medical device company. He also held senior level finance positions at two other healthcare companies: Oacis Healthcare Systems, Inc., and Oclassen Pharmaceuticals, Inc. Additionally, he was also the CFO and Corporate Secretary for two technology software companies: Avolent, Inc., and Andromedia, Inc. Mr. Ghiglieri began his career as an audit manager of PricewaterhouseCoopers, LLP. He received a Bachelor of Science in Business Administration from California State University, Hayward where he graduated Magna Cum Laude. Mr. Ghiglieri is also a Certified Public Accountant (inactive).

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of hematology and oncology therapeutics that address unmet medical needs. Galena’s pipeline consists of multiple mid-to-late-stage clinical assets led by its hematology asset, GALE-401, and novel cancer immunotherapy programs including NeuVax™ (nelipepimut-S) and GALE-301/GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the progress of the development of Galena’s product candidates, patient enrollment in our clinical trials, as well as other statements related to the progress and timing of our development activities, present or future licensing, collaborative or financing arrangements, expected outcomes with regulatory agencies, and projected market opportunities for product candidates or that otherwise relate to future periods. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2015 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

Source: Galena Biopharma, Inc.